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                                                                    Exhibit 99.4


                                                     May 28, 1998

First Union National Bank                     Moody's Investors Service, Inc.
First Union Capital Markets,                  99 Church Street
a division of Wheat First Securities, Inc.    New York, New York  10007
One First Union Center
Charlotte, North Carolina 28288-0600

Lehman Brothers Inc.                          Standard & Poor's Ratings Services
Three World Financial Center                  25 Broadway
New York, New York  10285                     New York, New York  10004

Norwest Bank Minnesota, National
Association
11000 Broken Land Parkway
Columbia, Maryland  21044-3562

            First Union-Lehman Brothers-Bank of America
            Commercial Mortgage Trust,
            Commercial Mortgage Pass-Through Certificates, Series 1998-C2

Ladies and Gentlemen:

            First Union National Bank, Lehman Brothers Holdings Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc., and Bank of America NT&SA (the "Sellers") are transferring today to First Union Commercial Mortgage Securities, Inc. (the "Depositor") certain multifamily and commercial mortgage loans (the "Mortgage Loans") pursuant to separate Mortgage Loan Purchase Agreements, dated as of May 1, 1998 (the "Mortgage Loan Purchase Agreements"), between the Depositor and each of the Sellers. The Depositor is issuing today Commercial Mortgage Pass-Through Certificates, Series 1998-C2, in eighteen classes designated Class A-1, Class A-2, Class IO, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class R-I, Class R-II and Class R-III (collectively, the "Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of May 1, 1998 (the "Pooling and Servicing Agreement"), among the Depositor, as depositor, First Union National Bank ("FUNB"), as master servicer (in such capacity, the "Master Servicer"), CRIIMI MAE Services Limited Partnership, as special servicer (in such capacity, the "Special Servicer") and Norwest Bank Minnesota, National Association as trustee (the "Trustee"). The Depositor is
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selling today (i) all of the Class A-1, Class A-2, Class B, Class C, Class D,
Class E and Class IO Certificates to Lehman Brothers Inc. ("Lehman Brothers") and First Union Capital Markets, a division of Wheat First Securities, Inc. ("First Union Capital" and, together with Lehman Brothers, in such capacity, the "Underwriters") pursuant to an Underwriting Agreement, dated as of May 21, 1998 (the "Underwriting Agreement"), and (ii) all of the Class F, Class G, Class H, Class J, Class K, Class L, Class M and Class N Certificates (the "Privately Offered Certificates") to First Union Capital and Lehman Brothers (in such capacity, the "Purchasers") pursuant to a Certificate Purchase Agreement, dated as of May 28, 1998 (the "Certificate Purchase Agreement") between the Depositor, as seller, and the Purchasers, as purchasers. We have acted as counsel to the Depositor in connection with these matters and agreements. The Mortgage Loan Purchase Agreements, the Pooling and Servicing Agreement, the Underwriting Agreement and the Certificate Purchase Agreement are referred to collectively herein as the "Agreements." All capitalized terms not defined herein have the meanings set forth in the Agreements.

            In rendering this opinion letter, we have examined the Agreements and such records and other documents as we have deemed necessary. We have assumed the conformity of the Mortgage Loans and related documents (collectively, the "Mortgage Documents") to the requirements of the Agreements and that there is not and will not be any other agreement among or between any of the parties to the Agreements that modifies or otherwise supplements the agreements of those parties as expressed in the Agreements. As to matters of fact, we have examined and relied upon representations of the Sellers and the Depositor contained in the Agreements and, where we have deemed appropriate, representations or certifications of officers of the parties to the Agreements or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder. As to such parties, we also have assumed the due authorization by all requisite corporate action, the due execution and delivery and, except with respect to the Depositor, the enforceability of such documents.

            In rendering this opinion letter, we do not express any opinion concerning any law other than the law of the State of New York, the corporate law of the State of Delaware and the federal law of the United States. In addition, we do not express any opinion on any issue not expressly addressed below.

            Based upon and subject to the foregoing, we are of the opinion that:

            1. Assuming compliance with all the provisions of the Pooling and Servicing Agreement, (A) REMIC I will qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of Sections 860A through 860G of the Internal Revenue Code of 1986 and the Treasury Regulations thereunder (the "REMIC Provisions"), and the REMIC I Regular Interests will evidence "regular interests" and the Class R-I Certificates will evidence the sole class of "residual interests" in REMIC I (as both terms are defined in the REMIC Provisions in effect on the date hereof), (B) REMIC II will qualify as a REMIC within the meaning of the REMIC Provisions and the REMIC II Regular Interests will


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      evidence "regular interests" and the Class R-II Certificates will evidence the sole class of "residual interests" in REMIC II (as both terms are defined in the REMIC Provisions in effect on the date hereof) and (C)
      REMIC III will qualify as a REMIC within the meaning of the REMIC Provisions, and the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M and Class N Certificates, and each of the Components of the Class IO Certificates, will evidence "regular interests" and the Class R-III Certificates will evidence the sole class of "residual interests" in REMIC III (as both terms are defined in the REMIC Provisions in effect on the date hereof).

      This opinion letter is rendered for the sole benefit of each addressee hereof, and no other person is entitled to rely hereon. Copies of this opinion letter may not be furnished to any other person, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document.


                                          Very truly yours,


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